Exhibit 10.44
CRUM & FORSTER HOLDINGS CORP.
2007 LONG TERM INCENTIVE PLAN
     1. Purpose of the Plan. The Crum & Forster Holdings Corp. 2007 Long Term Incentive Plan is intended to maximize the growth, profitability and overall success of the Company by attracting and retaining the best available personnel for positions of substantial responsibility. To attain these goals, the Plan provides for cash Awards.
     2. Administration of the Plan.
          2.1 General. The Plan shall be administered by the Board or by the Committee, as determined by the Board or the Committee in its sole discretion.
          2.2 Plan Administration and Rules. The Board shall have, and may delegate to the Committee, the exclusive discretion and authority to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Board or the Committee shall make all determinations necessary or advisable for the implementation and administration of the Plan, including, without limitation, (a) selecting the Plan’s Participants, (b) making Awards in such amounts and form as the Board or the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Board or the Committee shall deem appropriate, (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and/or any Award Agreement, and (e) approving forms of agreement and other forms for use under the Plan. The Board or the Committee may designate persons other than members of the Board or the Committee to carry out the day-to-day ministerial administration of the Plan, including a sub-administrator, under such conditions and limitations as it may prescribe. The Board’s or the Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Board or the Committee in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Board or the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Board or the Committee.
          2.3 Liability Limitation. Neither the Board nor the Committee, nor any member of either or any delegatee therefrom, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan (or any Award Agreement), and the members of the Board and the Committee (and any delegatees therefrom) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.
          2.4 Additional Powers. In addition to the foregoing, the Board or the Committee may delegate to the Chief Executive Officer of the Company the authority to select the Plan’s Participants and to make Awards in such amount and in such form as such officer may decide in his or her sole discretion.
     3. Eligibility. Awards may be granted to Employees who hold a senior management or officer position with the Company or a Subsidiary, or any other Employee designated by the Administrator. An Employee who has been granted an Award may, if otherwise eligible, be granted additional Awards. The Plan shall not confer upon any Participant any right with respect to continuation of any employment or other relationship with the Company or any Subsidiary, nor shall it interfere in any way with his or her right or the Company’s or Subsidiary’s right to terminate his or her employment or other relationship at any time for any reason.
     4. Award Limitation. The aggregate cash value of Awards granted in 2007 shall not exceed $12,500,000. The aggregate value of Awards in each subsequent year in which the Plan is in existence shall be determined by the Administrator in its sole discretion, taking into consideration the underwriting results of the Subsidiaries.
     5. Awards.
          5.1 Terms and Conditions. Awards shall be subject to the terms and conditions set forth in this Plan, and any additional terms and conditions set forth in the relevant Award Agreement that are not inconsistent with the express terms and conditions of the Plan. Subject to the foregoing, the Administrator may provide or impose different terms and conditions on any Award. The Administrator intends to grant Awards no more frequently than bi-annually.
          5.2 Award Value. The Administrator shall determine the cash value of each Award. The cash value shall be the amount paid in cash to the Participant, in accordance with Section 6, upon the Participant satisfying the applicable terms and conditions of the Award.
          5.3 Vesting. The Administrator shall determine the Vesting Start Date for each Award (which date may be prospective or retroactive). Unless otherwise provided in the Award Agreement, an Award shall vest and become non-forfeitable upon the 5-year anniversary of its Vesting Start Date, provided that the Participant has remained in the continuous employment of the Company or a Subsidiary. If a Participant is no longer employed by the Company or any Subsidiary prior to the 5-year anniversary of the Vesting Start Date, the Participant’s rights in respect of any Award shall immediately terminate.

          5.4 Accelerated Vesting. Notwithstanding the foregoing, provided that a Participant’s rights in respect of any outstanding Award have not previously terminated, the Award shall become fully vested upon the occurrence of any of the following events, subject to Section 13:
a)	The Participant dies;

b)	The Participant has a Disability;

c)	The Retirement of the Participant;

d)	The Participant terminates his or her employment with the Company or any Subsidiary by which he or she is employed for Good Reason;

e)	The Company or any Subsidiary terminates the Participant’s employment without Cause; or

f)	A Change in Control.
     6. Payment. Unless otherwise provided in the Award Agreement, as soon as practicable following the Vesting Date of the Participant’s Award, the Participant shall receive a lump sum cash payment equal to the cash value of the Award. In no event shall the lump sum cash payment be made later than the later of (a) the end of the calendar year in which the Vesting Date occurs, or (b) the fifteenth day of the third calendar month following the Vesting Date. The cash payment shall be paid by the Company or any of its Subsidiaries, as shall be decided in the sole discretion of the management of the Company. Accordingly, a Subsidiary, such as United States Fire Insurance Company, and not the Company, may bear the obligation and responsibility to make the cash payment.
     7. Restrictions on Transferability.
          7.1 No Transfer. A Participant shall not assign, transfer, sell, pledge, hypothecate, or otherwise dispose of or encumber any Award granted pursuant to this Plan. The Plan, and its terms and provisions, shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, transferees (permitted or otherwise), legatees, personal representatives and assigns.
          7.2 Transfers in Violation of the Plan. Any purported sale, assignment, pledge, encumbrance or transfer by the Participant of all or any portion of his Award, any purported assignment by the Participant of any of his rights under the Plan or any Award Agreement, or any purported delegation by the Participant of any of his duties or obligations under the Plan or any Award Agreement, in contravention of any of the provisions contained in the Plan will be null and void ab initio and of no force and effect.
     8. Amendment, Suspension and Termination of the Plan.
          8.1 In General. Notwithstanding any other provision of the Plan, the Board, and only the Board (in its sole discretion) may suspend or terminate the Plan (or any portion thereof) at any time as the Board may deem advisable or in the best interests of the Company or any Subsidiary, and the Administrator may amend the Plan at any time and from time to time in such respects as the Administrator may deem advisable or in the best interests of the Company or any Subsidiary. Except as otherwise provided in Section 8.3 below, no such amendment, suspension or termination shall materially adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant.
          8.2 Award Agreement Modifications. The Administrator (in its sole discretion) may amend or modify at any time and from time to time the terms and provisions of any outstanding Awards in any manner to the extent that the Administrator under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Awards. Except as otherwise provided in Section 8.3 below, no such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant.
          8.3 Amendments Without Consent. Notwithstanding anything to the contrary in this Section 8, without the consent of any Participant, the Board (in its sole discretion) may amend, suspend or terminate the Plan or any portion hereof, or any Award Agreement, at any time (which amendment, suspension or termination may affect outstanding Awards) for the purposes of:
               (a) conforming the terms of the Plan or any Award Agreement with Code Section 409A; and/or
               (b) preserving the Company’s ability to deduct for tax purposes without limitation all payments made hereunder or under any Award Agreement, including, but not limited to, the limitations imposed by Code Sections 162(m).
     9. Golden Parachute Payment. If any payment a Participant would receive under this Plan, but determined without regard to any additional payment required under this Section 9, (collectively, the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant will be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this Section also shall be “Gross-Up Payments”) in an amount that shall fund the payment by the Participant of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to the Participant at the highest marginal rate.

     10. Award Agreements. An Award shall be evidenced by a written Award Agreement in such form as the Administrator shall approve from time to time. Each Participant shall agree to the restrictions, terms and conditions of the Award set forth therein and in the Plan.
     11. Tax Withholding. The Company shall have the right to deduct from all amounts paid to any Participant under this Plan any federal, state, local or other taxes required by law to be withheld therefrom.
     12. Designation of Beneficiary. Each Participant to whom an Award has been granted under the Plan may designate a beneficiary or beneficiaries to receive payment of the Award upon the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.
     13. Leaves of Absence/Transfers. The Administrator shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate under the Plan, in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Administrator may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company or any Subsidiary, or to or from any Subsidiary, or to or from the Company and any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfer.
     14. Section 409A. This Plan and the Award Agreements are intended to comply with the applicable requirements of Section 409A of the Code (“Section 409A”) and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it is intended that it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.
     15. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.
     16. Gender and Person. Whenever the context requires, the masculine pronoun shall include the feminine and neuter, and the neuter pronoun shall include the masculine and the feminine, and the singular shall include the plural.
     17. Effective Date. The Plan shall be effective upon its approval by the Board and adoption by the Company.
     18. Definitions. As used herein, the following definitions shall apply:
          18.1 “Administrator” means the Board or the Committee, as the case may be.
          18.2 “Award” means an award made to a Participant pursuant to this Plan (and the relevant Award Agreement).
          18.3 “Award Agreement” means the agreement executed by a Participant pursuant to Section 10 of the Plan in connection with the granting of an Award.
          18.4 “Board” means the Board of Directors of the Company.
          18.5 “Cause” shall have the meaning set forth in the Participant’s employment agreement in effect on the date of the employment termination, otherwise “Cause” means any of the following by or related to the Participant: (a) the continued failure to perform assigned job duties in a manner that is satisfactory to his or her employer, other than a failure resulting from Disability or death, (b) the willful engagement in misconduct materially and demonstrably injurious to the Company or any Subsidiary, (c) the willful misappropriation of the funds or property of the Company or any Subsidiary, (d) the use of alcohol or illegal drugs which interfere with the performance of job duties and responsibilities, continuing after warning, (e) conviction (or entry of a plea of guilty or nolo contendere) of a felony or of any crime involving moral turpitude, fraud or misrepresentation, or (f) material nonconformance with the Company’s or any Subsidiary’s standard business practices and policies, including without limitation, policies against racial or sexual discrimination or harassment, continuing after warning. The determination of whether the Participant’s termination is for Cause shall be made by the Board in its sole and conclusive discretion, provided the Participant has been given notice in writing of the basis for such determination and the Participant has had an opportunity to respond prior to the determination becoming final. In the event a Participant voluntarily terminates employment with the Company, but at such time sufficient grounds exist for the Company to terminate such Participant for Cause, the Board, in accordance with the notification procedures described above, shall have the right to determine that such Participant’s employment has been terminated for Cause for all purposes of the Plan.

          18.6 “Change in Control” means any of the following:
          (a) A transaction (or series of transactions) as a result of which Fairfax fails to own, directly or through subsidiaries, at least 50.1 percent of the total voting power represented by the Company’s outstanding voting securities and which constitutes a “change in control” under Section 409A; or
          (b) The sale, transfer or other disposition of all or substantially all of the assets of the Company to one more entities unaffiliated with the Company.
               Notwithstanding the foregoing, an initial public offering shall not constitute a Change in Control and a transaction the sole purpose of which is to change the state of the Company’s incorporation shall not constitute a Change in Control.
          18.7 “Code” means the Internal Revenue Code of 1986, as amended.
          18.8 “Committee” means the Committee appointed by the Board in accordance with Section 2.1 of the Plan.
          18.9 “Company” means Crum & Forster Holdings Corp., a Delaware holding company, or any successor entity(ies) thereto.
          18.10 “Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.
          18.11 “Employee” means any person employed as an employee by the Company or any Subsidiary.
          18.12 “Good Reason” shall have the meaning set forth in the Participant’s employment agreement in effect on the date of the employment termination, otherwise “Good Reason” means the occurrence of any of the following without the Participant’s express written consent: (a) the assignment to a Participant of any duties, responsibilities or status that, when compared to such Participant’s previous duties, responsibilities and status, are in a meaningful way degrading or lesser than such Participant’s previous duties, responsibilities and status; (b) a reduction in a Participant’s base salary or a material reduction in benefits (“benefits” includes qualified retirement or welfare plan benefits but does not include incentive-based compensation such as bonus, incentive awards and other comparable forms of remuneration), other than a reduction applied approximately equally to Employees of the Participant’s status generally; or (c) any failure to promptly obtain an assumption of any then remaining obligations under the Plan by any successor or assignee of the Company.
          18.13 “Participant” means an Employee who receives an Award.
          18.14 “Plan” means this Crum & Forster Holdings Corp. 2007 Long Term Incentive Plan, as it may be amended from time to time.
          18.15 “Retirement” means a termination of a Participant’s employment with the Company or any Subsidiary which is deemed to be a Retirement in the sole discretion of the Administrator.
          18.16 “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, if one or more of the companies other than the last company in the unbroken chain owns in the aggregate fifty percent or more of the total combined voting power in each of the other companies in such chain.
          18.17 “Vesting Date” means the date upon which a Participant becomes fully vested in his or her Award, as provided under Sections 5.3 and 5.4 of this Plan.
          18.18 “Vesting Start Date” means the date described in Section 5.3 of the Plan.
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CRUM & FORSTER HOLDINGS CORP.

By:	/s/ Mary Jane Robertson

Name:	Mary Jane Robertson
Title:	Executive Vice President, Chief Financial Officer and Treasurer
Dated August 16, 2007

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